EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY REPORTS RESULTS FOR
FIRST QUARTER OF FISCAL 2006

FOR IMMEDIATE RELEASE	CONTACT:	JILL PETERS
(818) 871-3000

          Calabasas Hills, CA – April 25, 2006 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported financial results for the first quarter of fiscal 2006, which ended on April 4, 2006.

          Total revenues increased 14% to $306.4 million from $268.2 million in the first quarter of fiscal 2005.  The first quarter of fiscal 2005 included two significant holidays for the Company, New Year’s and Easter week, neither of which were included in the comparable period of the current fiscal year. Net income and diluted net income per share were $19.3 million and $0.24, respectively. Before the impact of stock option expensing, net income increased 17% to $22.1 million and diluted net income per share increased 13% to $0.27.

          The Company adopted the requirements related to expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) on a prospective basis beginning in the first quarter of fiscal 2006, which reduced diluted net income per share by $0.03 in the quarter.

Operating Results

          Comparable restaurant sales decreased 1.3% in the first quarter of fiscal 2006 principally driven by the impact of the New Year’s and Easter week holiday shifts.  Excluding the estimated impact from the holiday shifts, comparable restaurant sales would have increased 0.8%.

          By concept, comparable restaurant sales decreased 1.6% at The Cheesecake Factory and increased 3.6% at Grand Lux Cafe in the first quarter of fiscal 2006.  Comparable restaurant sales would have increased 0.6% at The Cheesecake Factory and 4.8% at Grand Lux Cafe excluding the estimated $4.5 million impact from the holiday shifts.

          “In addition to the timing of the two holidays, our revenues in the first quarter were impacted, like many in the restaurant industry, by a general softness in traffic in several geographic areas,” commented David Overton, Chairman and CEO.  “However, despite these current challenges, the Company is well positioned to maintain its industry-leading performance for the long-term.  Grand Lux Cafe continues to prove itself as a viable second concept, delivering strong performance with another solid quarter of comparable sales growth.  In addition, the benefits of our increasing purchasing power are reflected in our cost of sales as a percentage of revenues, which are 60 basis points lower this quarter relative to the first quarter of fiscal 2005.  And finally, the opening of our second bakery production facility in Rocky Mount, North Carolina will ensure a steady supply of quality cheesecakes for our restaurants and other bakery customers.

          “From an operational standpoint, we are moving forward with our Kitchen Management System, or KMS.  We are installing KMS in all of our fiscal 2006 new restaurant openings, as well as retrofitting the system in all seven of our Grand Lux Cafes.  Among other benefits, KMS will help us to deliver on our mission of absolute guest satisfaction.”

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

New Restaurant Openings

          The Company met its first quarter new restaurant opening target with the opening of The Cheesecake Factory restaurants in Chesterfield, Missouri and Southlake, Texas, and maintains its new restaurant opening target for fiscal 2006 of as many as 21 new restaurants, including two to three Grand Lux Cafes.  Consistent with prior years, the majority of the new restaurant openings will occur in the second half of the year. As previously disclosed, this will result in operating week growth for fiscal 2006 of approximately 17%.  The Company anticipates opening two Cheesecake Factory restaurants during the second quarter of fiscal 2006, which is in-line with its originally stated target.

          “We are pleased with the performance of our two newest restaurants, particularly the Southlake, Texas location, which has delivered nearly $250,000 in average weekly sales in its first few weeks of operation.  Our expansion plan for fiscal 2006 is on track and we remain comfortable with our full-year target of opening as many as 21 new restaurants,” concluded Overton.

Conference Call and Webcast

          A conference call to review the results for the first quarter of fiscal 2006 will be held on Tuesday, April 25, 2006 at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through May 24, 2006.  To listen to the conference call, please go to the Company’s website at thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page, and select the links for “Financial Information” and “Webcasts.”

About The Cheesecake Factory Incorporated

          The Cheesecake Factory Incorporated operates 105 upscale, casual dining restaurants under The Cheesecake Factory ® name that offer an extensive menu of more than 200 items with an average check of approximately $17.00.  The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates seven upscale, casual dining restaurants under the Grand Lux Cafe ® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

Safe Harbor Statement

          This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, forward-looking statements regarding the Company’s restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company’s control.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated and Subsidiaries
Consolidated Financial Statements
(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended April 4, 2006		13 Weeks Ended March 29, 2005

Consolidated Statements of Operations	Amount	Percent of Revenue	Amount	Percent of Revenue

Revenues	$306,366	100.0%	$268,224	100.0%
Costs and expenses:
Cost of sales	76,948	25.1%	68,918	25.7%
Labor expenses	99,334	32.4%	83,019	31.0%
Other operating expenses	72,257	23.6%	61,947	23.1%
General and administrative expenses	15,409	5.1%	11,609	4.3%
Depreciation and amortization expenses	12,393	4.0%	10,193	3.8%
Preopening costs	4,297	1.4%	4,393	1.6%

Total costs and expenses	280,638	91.6%	240,079	89.5%

Income from operations	25,728	8.4%	28,145	10.5%
Interest income, net	1,524	0.5%	796	0.3%
Other income, net	1,654	0.5%	137	0.1%

Income before income taxes	28,906	9.4%	29,078	10.9%
Income tax provision	9,638	3.1%	10,119	3.8%

Net income	$19,268	6.3%	$18,959	7.1%

Basic net income per share	$0.24		$0.24

Basic weighted average shares outstanding	78,919		78,006

Diluted net income per share	$0.24		$0.24

Diluted weighted average shares outstanding	80,540		79,925

Selected Segment Information

Revenues:
Restaurants	$293,484	$254,790
Bakery	22,346	22,324
Intercompany bakery sales	(9,464)	(8,890)

	$306,366	$268,224

Income from operations:
Restaurants	$39,779	$35,861
Bakery	3,038	3,882
Corporate	(17,089)	(11,598)

	$25,728	$28,145

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Selected Consolidated Balance Sheet Information	April 4, 2006	March 29, 2005

Cash and cash equivalents	$13,024	$18,301
Investments and marketable securities	172,016	144,163
Total assets	948,424	779,014
Total liabilities	270,691	214,558
Stockholders’ equity	677,733	564,456

Supplemental Information	13 Weeks Ended April 4, 2006	13 Weeks Ended March 29, 2005

Comparable restaurant sales percentage change (1)	-1.3%	3.4%
Restaurants opened during period	2	5
Restaurants open at period-end	113	98
Restaurant operating weeks	1,449	1,218

(1) Includes The Cheesecake Factory and Grand Lux Cafe restaurants

The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

          In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the first quarter fiscal 2006 year-over-year change in net income and diluted net income per share excluding the impact of stock-based compensation expense required under SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”).  SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values.  The Company adopted the new requirements beginning in the first quarter of fiscal 2006 using the modified prospective transition method and, as a result, will not retroactively adjust results from prior periods. Under this transition method, compensation expense associated with stock options recognized in the first quarter of fiscal 2006 included: 1) expense related to the remaining unvested portion of all stock option awards granted prior to January 3, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123; and 2) expense related to all stock option awards granted subsequent to January 3, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R.

          The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended April 4, 2006			13 Weeks Ended March 29, 2005	Year-Over-Year Percentage Change

	Reported	After-Tax Stock-Based Compensation Expense	Adjusted	Reported	Reported	Adjusted

	(unaudited; in thousands, except per share and statistical data)
Net income	$19,268	$2,830	$22,098	$18,959	1.6%	16.6%
Diluted net income per share	$0.24	$0.03	$0.27	$0.24	—	12.5%

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The Cheesecake Factory Incorporated
26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100